Exhibit 22.1

LIST OF SUBSIDIARY GUARANTORS

The debt securities offered by the prospectus contained in the registration statement, of which this Exhibit 22.1 is a part, and any applicable prospectus supplement, which may be issued in one or more series by W&T Offshore, Inc. (the “Issuer”), may be fully and unconditionally guaranteed by each of the subsidiaries of the Issuer identified in the table below.

Exact Name of Additional Registrants	State or Other Jurisdiction of Incorporation or Organization
W & T Energy VI, LLC	Delaware
W & T Energy VII, LLC	Delaware
Aquasition III LLC	Delaware
Aquasition IV LLC	Delaware
Aquasition V LLC	Delaware
Falcon Aero Holdings LLC	Delaware
Falcon Aero Holdco LLC	Delaware
Green Hell LLC	Delaware
Seaquester LLC	Delaware
Seaquestration LLC	Delaware